UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 23, 2005

Digimarc Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-28317	94-3342784
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9405 SW Gemini Drive, Beaverton, Oregon		97008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (503) 469-4800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Director Compensation

The board of directors of Digimarc Corporation (the “Company”) has approved increases to the compensation paid to the non-employee members of the board of directors effective as of April 1, 2005.  Each non-employee director will receive an annual cash retainer of $25,000, an increase of $10,000.  The lead director will receive an additional annual cash retainer of $30,000.  Members of the audit committee will receive an annual cash retainer of $10,000, an increase of $2,500, with the chair of the audit committee receiving an annual cash retainer of $20,000, an increase of $5,000.  Members of other standing committees of the board of directors will continue to receive an additional annual cash retainer of $3,750 for each such committee on which he or she serves, with the chair of each such committee continuing to receive an annual cash retainer of $7,500.  In addition, if a committee holds more than eight meetings per year, each committee member will receive a fee of $1,000 for each in-person committee meeting in excess of eight committee meetings per year, and a fee of $500 for each teleconference committee meeting in excess of eight committee meetings per year.

In addition, all non-employee directors will continue to receive an automatic grant of options to acquire 12,000 shares of common stock immediately following the annual meeting of stockholders.  The board of directors has determined not to grant 3,000 shares of common stock to the directors in 2005 for service on each standing committee of the board.  The Company’ 1999 Non-Employee Director Option Program provides for the automatic grant of such options immediately following the annual meeting of stockholders unless the board otherwise determines that such grant shall not occur.  The board also made the same determination last year with respect to the committee based equity compensation of directors for 2004.

Restricted Stock Agreement and Non-Employee Director Stock Option Agreement

From time to time, the Company may grant restricted stock to employees, officers (including executive officers) and directors of the Company in accordance with, and pursuant to, the terms of the Company’s 1999 Stock Incentive Plan, as amended and restated on April 17, 2003 (the “Plan”).  On February 23, 2005, the compensation committee of the board of directors approved the form of the restricted stock agreement to be used in connection with restricted stock awards granted to officers of the Company under the Plan.  The Company is filing herewith as Exhibit 10.1 a copy of the form of restricted stock agreement to be used in connection with such restricted stock awards.  The agreement provides, among other things, that the shares will vest in full upon the termination of the officer’s employment without cause or the officer’s resignation for good reason following a change in control of the Company. Notwithstanding the foregoing, the plan administrator has discretionary authority, among other things, to determine the terms and conditions of any award granted under the Plan.  A copy of the Plan was previously filed by the Company with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

In addition, from time to time the Company grants or may grant stock options to non-employee directors under the 1999 Non-Employee Director Option Program, which was adopted under the Plan (the “Director Program”). The Company is filing herewith as Exhibit 10.2 a copy of the form of the stock option award agreement used in connection with grants under the Director Program. Under the Director Program, each non-employee director who first is elected to the board of directors on or after March 29, 2002 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable three years after the grant date. Immediately following each annual stockholders meeting, each non-employee director who has been a member of the board of directors for at least six months prior to the date of the stockholders meeting receives an automatic grant of options to acquire 12,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date. Additional option grants are provided to each non-employee director who serves as a member of a standing committee of the board of directors immediately following each annual meeting of stockholders. The board may waive the issuance of option grants under the Director Program for any particular year, in whole or in part. A copy of the Director Program was previously filed by the Company with the SEC as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2004.

Item 9.01. Financial Statements and Exhibits.

(c)         Exhibits.

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement for the Digimarc Corporation 1999 Stock Incentive Plan.
10.2	Form of Stock Option Award Agreement for the 1999 Non-Employee Director Option Program adopted under the Digimarc Corporation 1999 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIMARC CORPORATION

Dated: March 1, 2005	By:	/s/ Michael McConnell
Michael McConnell
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement for the Digimarc Corporation 1999 Stock Incentive Plan.
10.2	Form of Stock Option Award Agreement for the 1999 Non-Employee Director Option Program adopted under the Digimarc Corporation 1999 Stock Incentive Plan.